Exhibit 10.24

Software License Agreement

This is the software license agreement between the end user and Beijing e-Channels Century Technology Co., Ltd. (hereinafter referred to as the “Company”). It will be deemed that you accept the articles of this agreement when you open the cover of this software. If you can not accept these articles, please contact the Company within 48 hours, otherwise it will be viewed as acceptance.

Article 1 Definition of Software

The software in this agreement refers to the computer programme contained in the CD of packaged box which has been granted right of use by the end user as per the software sales agreement and the other disks or CDs, materials (presswork and soft disks or CDs for materials) related to the programme.

Article 2 Copyright of Software

The property right and copyright of the software belongs to the Company, which are protected by Copyright Law of P.R.C., related laws and international treaties. You can only exercise the rights authorized by this agreement, and can not exercise any other rights in any method.

Article 3 Validity of the Software

Before purchasing, please confirm the validity of the software. Please contact us by telephone 010—62967788-237(Ms.Chang Hongxia) or E-mail changhx@echannels.com.cn for details.

Article 4 Software Registeration

This software is not required to be registered and can be install directly.

Article 5 The Rights and Obligations of End User

The company authorizes the end user non-exclusive and non-transferring use right in the period of this agreement.

The rights of end user

1. Installing the software on computer, provided the number of workstations (terminal) on which software is to be installed shall not exceed the number regulated by the software purchase agreement.

2. End user can have no more than three duplications for future use, in which each copy shall be marked with the copyright of the Company. End user can not offer it to other users in any method, and shall destroy all duplications when the end user loses the use right thereof.

3. End user can copy the user manual for studying and print out the related materials in soft disks and CDs, which shall not be more than 5 copies.

Obligations of end user:

1. End user shall not sell, sublease, subtenant, transfer or permit other units or persons to use this software or other use rights, whether it is free or charged.

2. End user shall not offer to other units or persons the copies of the software or materials.

3. End user shall not do reverse engineering on the software such as alternation, decompiling or disassembly.

4. End user shall not remove or cover the mark of copyright or trademark.

5. The duplications shall not exceed the number regulated by this contract.

6. End user shall not proceed with any activity which exceeds the extent of or breaches this agreement.

Article 6 Guarantee of the Company

1. The Company guarantees that the software will be usable in accordance to the functions in the Manual for 1 year of delivery. The company will repair or alter the unqualified software for free within this year. The guaranty herein will be invalid and not cover the problems resulting from modification or incorrect use.

2. The quality warranty of the company on this media (disk) and the Manual will be 1 year and during the quality warranty period, the Company will be responsible for free correction and alternation.

3. The company guarantees that it is the one holding the legal right on the software and can license it to end user for legal use according to this license agreement and the end user will be free of any claims from a third party, in which case the company would bear the correspondent legal responsibilities.

4. The company guarantees that it will not disclose any information or data of users to any third party without the consent of the user, while providing service to user.

Article 7 Other Responsibilities

The responsibilities of the Company to be liable to this Agreement shall be in the limit of actual amount paid up by user for purchasing the software and other than that, the company will not be responsible for any other losses, including:

1. any loss which results from losing, stealing, damaging, misapplication, or modification;

2. data loss, loss of profit or turnover, increase of expenses and loss due to out of use resulting from fault of equipments, software and misplay in the process of use.

Beijing e-Channels Century Technology Co., Ltd.

Address: Central, 4th Floor, Deshi Building, No.9 Shangdidong Road Haidian District, Beijing Municipality

Tel: 8610-62967788

Fax: 8610-62967456

Postal Code: 100085

Website: http://www.echannels.com.cn